UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 5, 2025

NETGEAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50350	77-0419172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive
San Jose,	CA	95134
(Address, including zip code, of principal executive offices)

(408)	907-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s):	Name of each exchange on which registered
Common Stock, $0.001 par value	NTGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 5, 2025, NETGEAR, Inc. (“NETGEAR” or the “Company”) announced that it had entered into an agreement to acquire Exium Inc. (“Exium”), a cybersecurity software company, as part of its continuing investment in cloud-based solutions for advanced business connectivity. Exium’s products and expertise will help add an integrated Secure Access Service Edge (SASE) platform to NETGEAR’s robust network offering for small and medium enterprises which strategically aligns with NETGEAR’s existing products, teams and the markets it serves.

The transaction is subject to customary closing conditions and is expected to close by the end of the second quarter of 2025. As part of the transaction, certain employees of Exium are expected to join the Company, and a portion of their compensation is contemplated to include equity awards issued in connection with NETGEAR’s 2024 Inducement Plan consistent with the Company’s pay-for-performance compensation philosophy.

The agreement includes customary terms and conditions and is not expected to have a material impact on the Company’s results from operations or financial position for the year ending December 31, 2025. The total purchase price of less than $15 million, upon closing, is expected to be paid in cash from existing reserves. A press release regarding the transaction is furnished as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated June 5, 2025, regarding agreement to acquire Exium

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC.

By: /s/ Kirsten J. Daru
Kirsten J. Daru
General Counsel and Chief Privacy Officer
Dated: June 5, 2025